                                                          EXHIBIT 2.17


                         AGREEMENT AND PLAN OF MERGER



                                BY AND BETWEEN



                              IXL HOLDINGS, INC.,

                             iXL-Charlotte , Inc.,

                           INTOUCH INTERACTIVE, INC.

                                      AND

                           THE INTOUCH SHAREHOLDERS



                           Dated as of May 12, 1998

                         AGREEMENT AND PLAN OF MERGER
                         ----------------------------


     THIS AGREEMENT AND PLAN OF MERGER is entered into this 12th day of May, 1998, by and between INTOUCH INTERACTIVE, INC., a North Carolina corporation ("InTouch"), IXL HOLDINGS, INC., a Delaware corporation ("Parent"), IXL-CHARLOTTE, INC., a Delaware corporation, or its successors or permitted assigns ("Sub"), and the shareholders of InTouch as listed on the signature page hereto (the "InTouch Shareholders").

                               R E C I T A L S:
                               - - - - - - - -

     A. InTouch is engaged in the business of creation of multimedia communications and marketing materials (the "InTouch Business").

     B. InTouch and Sub each desire to merge their respective companies and business operations, all on the terms and subject to the conditions set forth herein (the "Merger").

     C. The InTouch Shareholders collectively own 100% of the issued and outstanding capital stock of InTouch (the "InTouch Stock").

     D. The respective Boards of Directors of Parent, Sub and InTouch have approved the Merger, as have the respective shareholders of Sub and InTouch, upon the terms and subject to the conditions set forth herein.

     E. The parties hereto intend for the Merger to qualify, for federal income tax purposes, as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code").

     NOW, THEREFORE, in consideration of the mutual covenants, benefits, conditions and agreements set forth herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, it is hereby agreed as follows:

                                   ARTICLE I

                                  THE MERGER

     1.1 THE MERGER. Upon the terms and subject to the conditions hereof, at the Effective Time (as defined in Section 1.3 hereof), (a) InTouch shall be merged with and into Sub, (b) the separate existence of InTouch shall cease, and
(c) Sub shall continue as the surviving corporation in the Merger under the laws of the State of Delaware under the name iXL-Charlotte, Inc. For purposes of this Agreement, Sub shall be referred to, for the period commencing on the Effective Time, as the "Surviving Corporation."

     1.2 CLOSING AND CLOSING DATE. Unless this Merger Agreement shall have been terminated and the transactions herein contemplated shall have been abandoned pursuant to Section 9.1 hereof, and subject to the satisfaction or waiver of the conditions set forth in Article

VII hereof, the closing of the Merger (the "Closing") will take place as promptly as practicable (and in any event within five business days after satisfaction of the conditions set forth in Sections 7.1 and 7.2 hereof) (the "Closing Date") at the offices of Minkin & Snyder, A Professional Corporation, One Buckhead Plaza, 3060 Peachtree Rd., Ste. 1100, Atlanta, GA 30305, unless another date, time or place is agreed to by the parties.

     1.3 EFFECTIVE TIME OF THE MERGER. At the Closing, the parties hereto shall cause (a) a certificate of merger (the "Delaware Certificate of Merger") to be filed with the office of the Secretary of State of the State of Delaware in accordance with the provisions of the Delaware General Corporation Law, as amended (the "DGCL"); and (b) articles of merger (the "North Carolina Certificate of Merger;" collectively with the Delaware Certificate of Merger, the "Certificate of Merger") to be filed with the office of the Secretary of State of the State of North Carolina in accordance with the provisions of the North Carolina Business Corporation Act, as amended (the "NBCA"). When used herein, the term "Effective Time" shall mean the time when the Certificate of Merger has been accepted for filing by the Secretary of State of the States of Delaware and North Carolina, respectively, or such time as otherwise specified therein.

     1.4 EFFECT OF THE MERGER. The Merger shall, from and after the Effective Time, have all the effects provided by the DGCL and the NBCA. If at any time after the Effective Time, any further action is deemed necessary or desirable to carry out the purposes of this Agreement, the parties hereto agree that the Surviving Corporation and its proper officers and directors shall be authorized to take, and shall take, any and all such action.


                                  ARTICLE II

                           THE SURVIVING CORPORATION

     2.1 CERTIFICATE OF INCORPORATION. The Amended and Restated Certificate of Incorporation of Sub, a form of which is attached hereto on Schedule 5.1, shall
                                                            ------------
be the Certificate of Incorporation of the Surviving Corporation after the Effective Time, until thereafter changed or amended as provided therein or by applicable law.

     2.2 BYLAWS. The Bylaws of Sub as in effect immediately prior to the Effective Time shall be the Bylaws of the Surviving Corporation, until thereafter changed or amended as provided therein or by applicable law. A copy of the Bylaws of Sub is included on Schedule 5.1 hereto.
                                    ------------

     2.3 BOARD OF DIRECTORS; OFFICERS. The Board of Directors and officers of Sub immediately prior to the Effective Time shall be the Board of Directors and officers, respectively, of the Surviving Corporation, until the earlier of their respective resignations or the time that their respective successors are duly elected or appointed and qualified. Immediately prior to the Effective Time, Parent shall cause the following persons to be elected and appointed to the following offices of Sub: William A. Lackey: President; William M. Lackey:
Senior Vice President; Steven P. Amedio: Chief Technology Officer.

                                  ARTICLE III

                             CONVERSION OF SHARES

     3.1  MERGER CONSIDERATION.  As of the Effective Time:

          (a) All shares of InTouch Stock owned by InTouch shall, by virtue of the Merger and without any action on the part of any stockholder, officer or director of InTouch or Sub, be canceled and retired and shall cease to exist, and no consideration shall be delivered in exchange therefor.

          (b) Upon surrender to Sub, at the Closing, of the underlying share certificates of InTouch Stock (other than any Dissenting Shares, as defined in Section 3.2 hereof), each such share shall be converted into, and become exchangeable for such amount of cash, and such number of shares of validly issued, fully paid and nonassessable Class B Common Stock of Parent, $.01 par value (the "Parent Stock"), as indicated on Schedule 3.1(b).

          (c) Each issued and outstanding share of common stock of Sub shall, by virtue of the Merger and without any action on the part of any stockholder, officer or director of InTouch or Sub, be converted into and become one fully paid and nonassessable share of common stock of the Surviving Corporation.

     3.2 DISSENTING SHARES. Notwithstanding any provision hereof to the contrary, any shares of InTouch Stock held by a Dissenting Shareholder (as hereinafter defined) shall not be converted as described in Section 3.1 hereof, but instead shall be converted into the right to receive the consideration due a Dissenting Shareholder pursuant to the DGCL or NBCA, as applicable; provided, however, that if a Dissenting Shareholder shall fail to perfect his demand, withdraw his demand or otherwise lose his right for appraisal under the terms of the DGCL or the NBCA, as applicable, the InTouch Stock held by such Dissenting Shareholder (the "Dissenting Shares") shall be deemed to be converted as of the Effective Time in accordance with the provisions of Section 3.1 hereof. InTouch shall not voluntarily make any payment with respect to, settle, or offer to settle or otherwise negotiate, any such demand. The Surviving Corporation shall pay all amounts paid to Dissenting Shareholders without interest thereon (to the extent permitted by applicable law). For purposes hereof, the term "Dissenting Shareholder" shall mean an InTouch Shareholder who (a) objects to the Merger; and (b) complies with the applicable provisions of the DGCL or NBCA concerning dissenter's rights.

     3.3 NO FURTHER RIGHTS. From and after the Effective Time, holders of certificates theretofore evidencing InTouch Stock shall cease to have any rights as stockholders of InTouch, except as provided herein or by applicable law.

     3.4 CLOSING OF INTOUCH'S TRANSFER BOOKS. At the Effective Time, the stock transfer books of InTouch shall be closed and no transfer of InTouch Stock shall be made thereafter. If after the Effective Time, certificates for InTouch Stock are presented to Parent or the Surviving Corporation, they shall be canceled and exchanged for a consideration as set forth in Section 3.1 hereof, subject to applicable law in the case of Dissenting Shareholders.

                                  ARTICLE IV

                   REPRESENTATIONS AND WARRANTIES OF INTOUCH

     InTouch and the InTouch Shareholders, jointly and severally, represent and warrant to Parent and Sub as follows, which representations and warranties shall survive the Closing in accordance with Section 10.1 hereof.

     4.1 ORGANIZATION AND QUALIFICATION. InTouch is a corporation duly organized, validly existing and in good standing under the laws of the State of North Carolina. InTouch has the requisite corporate power and authority to carry on the InTouch Business as it is now being conducted and is duly qualified or licensed to do business, and is in good standing, in each jurisdiction where the character of its properties owned or held under lease or the nature of its activities makes such qualification necessary. Complete and correct copies of the Articles of Incorporation and Bylaws of InTouch as in effect on the date hereof are attached as Schedule 4.1 hereto. The minute book of InTouch, a true
                       ------------
and complete copy of which has been delivered to Parent, (a) accurately reflects all action taken by the directors and shareholders of InTouch at meetings of InTouch's Board of Directors or shareholders, as the case may be; and (b) contains true and complete copies, or originals, of the respective minutes of all meetings or consent actions of the directors or shareholders.

     4.2 AUTHORITY. InTouch has the necessary corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery hereof and the consummation of the transactions contemplated hereby by InTouch have been duly and validly authorized and approved by InTouch's Board of Directors and the InTouch Shareholders, and no other corporate or shareholder proceedings on the part of InTouch, its Board of Directors or the InTouch Shareholders is necessary to authorize or approve this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly executed and delivered by InTouch and each InTouch Shareholder, and assuming the due authorization, execution and delivery by Parent and Sub, constitutes the valid and binding obligation of InTouch and each InTouch Shareholder, enforceable against InTouch and each InTouch Shareholder in accordance with its terms subject, in each case, to bankruptcy, insolvency, reorganization, moratorium and similar laws of general application relating to or affecting creditors' rights and to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing.

     4.3  CAPITALIZATION.

          (a) The authorized capital stock of InTouch consists of 10,000 shares of common stock, $10.00 par value, of which three shares are validly issued and outstanding, fully paid and nonassessable. All outstanding capital stock of InTouch was issued in accordance with applicable federal and state securities laws. There are no options, warrants, calls, agreements, commitments or other rights presently outstanding that would obligate InTouch or any of the InTouch Shareholders to issue, deliver or sell shares of its capital stock, or to grant, extend or enter into any such option, warrant, call, agreement, commitment or other right. In addition to the foregoing, as of the date hereof, InTouch has no bonds, debentures, notes or other indebtedness issued or outstanding that have voting rights in InTouch.
Schedule 4.3(a) sets forth a list of all holders of record of InTouch Stock and
---------------
the number of shares held by each InTouch Shareholder.

          (b) All of the issued and outstanding shares of capital stock of InTouch are validly issued, fully paid and nonassessable. Except as set forth on
Schedule 4.3(b) hereto, each InTouch Shareholder represents and warrants that
---------------
the InTouch Stock held by such InTouch Shareholder is free and clear of any lien, charge, security interest, pledge, option, right of first refusal, voting proxy or other voting agreement, or encumbrance of any kind or nature other than restrictions on transfer imposed by federal and state securities laws (any of the foregoing, a "Lien").

     4.4 SUBSIDIARIES. InTouch has no subsidiaries and does not otherwise own or control, directly or indirectly, any equity interest, or any security convertible into an equity interest, in any corporation, partnership, limited liability company, joint venture, association or other business entity (any of the foregoing, an "Entity").

     4.5  NO CONFLICTS, REQUIRED FILINGS AND CONSENTS.  Except as set forth on
Schedule 4.5 hereto, none of (i) the execution and delivery of this Agreement by
------------
InTouch or the InTouch Shareholders, (ii) the consummation by InTouch and the InTouch Shareholders of the transactions contemplated hereby or (iii) compliance by InTouch with any of the provisions hereof will:

          (a) conflict with or violate the Articles of Incorporation or Bylaws of InTouch;

          (b) result in a violation of any statute, ordinance, rule, regulation, order, judgment or decree applicable to InTouch or any of the InTouch Shareholders, or by which InTouch or any of its properties or assets may be bound or affected;

          (c) result in a violation or breach of, or constitute a default (or an event that, with notice or lapse of time or both, would become a default) under, or give to any other any right of termination, amendment, acceleration or cancellation of, any note, bond, mortgage, indenture, or any material contract, agreement, arrangement, lease, license, permit, judgment, decree, franchise or other instrument or obligation, to which InTouch is a party or by which InTouch or any of its properties or assets may be bound or affected (collectively, for the purposes of this Section 4.5, an "InTouch Agreement");

          (d) result in the creation of any Lien on any of the property or assets of InTouch; or

          (e) require any consent, waiver, license, approval, authorization, order, permit, registration or filing with, or notification to (any of the foregoing being a "Consent"), (i) any government or subdivision thereof, whether domestic or foreign, or any administrative, governmental, or regulatory authority, agency, commission, court, tribunal or body, whether domestic, foreign or multinational (any of the foregoing, a "Governmental Entity"), except for the filing of the Certificate of Merger pursuant to the DGCL and the NBCA; or (ii) any other individual or Entity (collectively, a "Person") pursuant to any InTouch Agreement.

     4.6 FINANCIAL STATEMENTS. InTouch has heretofore furnished Parent with a true and complete copy of (a) the unaudited financial statements of InTouch for the years ended December 31, 1995, 1996 and 1997; and (b) the unaudited financial statements of InTouch for the month ended March 31, 1998 (all of the foregoing collectively herein referred to as the "InTouch Financial Statements"). Except as set forth on Schedule 4.6, the InTouch Financial
                                     ------------
Statements present fairly, in all material respects, the financial position and operating results of InTouch as of the dates, and during the periods, indicated therein.

     4.7  ABSENCE OF CHANGES.  Except as provided in Schedule 4.7 hereto and
                                                     ------------
except as contemplated hereby, since December 31, 1997 (a) InTouch has not entered into any transaction that was not in the ordinary course of business;
(b) except for sales of services and licenses of software in the ordinary course of business, there has been no sale, assignment, transfer, mortgage, pledge, encumbrance or lease of any material asset or property of InTouch; (c) there has been (i) no declaration or payment of a dividend, or any other declaration, payment or distribution of any type or nature to any shareholder of InTouch in respect of its stock, whether in cash or property, and (ii) no purchase or redemption of any share of the capital stock of InTouch; (d) there has been no declaration, payment, or commitment for the payment, by InTouch, of a bonus or other additional salary, compensation, or benefit to any employee of InTouch that was not in the ordinary course of business, except for normal year-end bonuses paid in the ordinary course of business; (e) there has been no release, compromise, waiver or cancellation of any debt to or claim by InTouch, or waiver of any right of InTouch in each case over $10,000; (f) there have been no capital expenditures in excess of $10,000 for any single item, or $25,000 in the aggregate; (g) there has been no change in accounting methods or practices or revaluation of any asset of InTouch (other than InTouch Accounts Receivable (as defined in Section 4.26 hereof) written down in the ordinary course of business that are not in excess of $10,000 for any single InTouch Accounts Receivable, or $25,000 in the aggregate); (h) there has been no material damage, or material destruction to, or material loss of, material physical property (whether or not covered by insurance) adversely affecting the InTouch Business or the operations of InTouch; (i) there has been no loan by InTouch, or guaranty by InTouch of any loan, to any employee of InTouch; (j) InTouch has not ceased to transact business with any customer that, as of the date of such cessation, represented more than 5% of the annual gross revenues of InTouch; (k) there has been no termination or resignation of any key employee or officer of InTouch, and to the knowledge of InTouch, no such termination or resignation is threatened; (l) there has been no amendment or termination of any material oral or written contract, agreement or license related to the InTouch Business, to which InTouch is a party or by which it is bound, except in the ordinary course of business, or except as expressly contemplated hereby; (m) InTouch has not failed to satisfy any of its debts, obligations or liabilities related to the InTouch Business or the assets of InTouch as the same become due and owing (except for InTouch Accounts Payable (as defined in Section 4.27 hereof) payable in accordance with past practices and in the ordinary course of business); (n) there has been no agreement or commitment by InTouch to do any of the foregoing; and (o) there has been no other event or condition of any character pertaining to and materially and adversely affecting the assets, business or financial condition of InTouch.

     4.8   UNDISCLOSED LIABILITIES.  Except as set forth on Schedule 4.8 hereto,
                                                            ------------
InTouch has no debt, liability or obligation of any kind, whether accrued, absolute or otherwise, including, without limitation, any liability or obligation on account of taxes or any governmental charge or penalty, interest or fine, except (a) liabilities incurred in the ordinary course of business after December 31, 1997, that would not, whether individually or in the aggregate, have a material adverse impact on the business or financial condition of InTouch; (b) liabilities reflected on the InTouch Financial Statements; and
(c) liabilities incurred as a result of the transactions contemplated hereby.

     4.9   TITLE TO PROPERTIES.  Except as set forth on Schedule 4.9 hereto,
                                                        ------------
InTouch has good and marketable title to all tangible property and assets used in the InTouch Business (other than leased property), and good and valid title to its leasehold interests, in each case, free and clear of any and all Liens other than Permitted Liens (as defined in Section 10.11 hereof).

     4.10  EQUIPMENT.  Attached hereto as Schedule 4.10 is a true and correct
                                          -------------
list of all items of tangible personal property (including, without limitation, computer hardware) necessary for or used in the operation of the InTouch Business in the manner in which it has been and is now operated by InTouch ("the InTouch Equipment"), except for personal property having a net book value of less than $1,000. Except as set forth on Schedule 4.10 hereto, each material
                                          -------------
item of InTouch Equipment is in adequate condition and repair for its intended use, ordinary wear and tear excepted.

     4.11  INTELLECTUAL PROPERTY.

           (a) InTouch has heretofore furnished Parent with a true and complete list of all material proprietary technology, patents, patent rights, trademarks, trademark rights, trade names, trade name rights, service marks, service mark rights, and registered copyrights (and all pending applications for any of the foregoing) used by InTouch in the conduct of the InTouch Business (together with trade secrets and know how used in the conduct of the InTouch Business, the "InTouch Intellectual Property Rights"). InTouch owns, or is validly licensed or otherwise has the right to use or exploit, as currently used or exploited, all of the InTouch Intellectual Property Rights, free of any obligation to make any payment (whether of a royalty, license fee, compensation or otherwise). No claims are pending or, to the knowledge of InTouch, threatened, that InTouch is infringing or otherwise adversely affecting the rights of any Person with regard to any InTouch Intellectual Property Right. No Person is infringing the rights of InTouch with respect to any InTouch Intellectual Property Right. To the knowledge of InTouch, neither InTouch nor any employee, agent or independent contractor of InTouch, in connection with the performance of such Person's services with InTouch, has used, appropriated or disclosed, directly or indirectly, any trade secret or other proprietary or confidential information of any other Person, or otherwise violated any confidential relationship with any other Person.

           (b) InTouch has heretofore furnished Parent with a true and complete list of all material computer software used by InTouch in the conduct of the InTouch Business (the "InTouch Software"). Other than incidental software valued at less than $5,000 in the aggregate, InTouch currently licenses, or otherwise has the legal right to use, all of the InTouch Software

(including any upgrade, alteration or enhancement with respect thereto), and all of the InTouch Software is being used in compliance with any applicable license or other agreement.

     4.12  REAL PROPERTY.  Except as set forth on Schedule 4.12 hereto:
                                                  -------------

           (a) InTouch has a good and valid leasehold interest in all real property (including all buildings, improvements and fixtures thereon) used in the operation of the InTouch Business (the "InTouch Real Property"). InTouch owns no real property. Except for Permitted Liens, and for the items set forth on Schedule 4.12, there are no Liens on InTouch's interest in any of the InTouch
   -------------
Real Property.

           (b) There are no parties in possession of any portion of the InTouch Real Property other than InTouch, whether as sublessees, subtenants at will or trespassers.

     4.13  LEASES.  Schedule 4.13 hereto sets forth a list of all leases
                    -------------
pursuant to which InTouch leases, as lessor or lessee, real or personal property used in operating the InTouch Business or otherwise (the "InTouch Leases"). Copies of the InTouch Leases, all of which have previously been provided to Parent, are true and complete copies thereof. Except as set forth on Schedule 4.13, all of the InTouch Leases are valid, binding and enforceable against InTouch and, to the knowledge of InTouch, against the other parties thereto, in accordance with their respective terms, and there is not under any such InTouch Lease any existing default by InTouch, or, to the knowledge of InTouch, by any other party thereto, or any condition or event that, with notice or lapse of time or both, would constitute a default with respect to InTouch, or to the knowledge of InTouch, any other party thereto. InTouch has not received notice that the lessor of any of the InTouch Leases intends to cancel, suspend or terminate such InTouch Lease or to exercise or not exercise any option thereunder.

     4.14  CONTRACTS.  Schedule 4.14 hereto sets forth a true and complete list
                       -------------
of all contracts, agreements and commitments (whether written or oral) to which InTouch is, directly or indirectly, a party (in its own name or as a successor in interest), or by which it or any of its properties or assets is otherwise bound, including, without limitation, any service agreements, customer agreements, supplier agreements, agreements to lend or borrow money, shareholder agreements, employment agreements, agreements relating to InTouch Intellectual Property Rights and the like (collectively, but excluding the contracts, agreements and commitments hereafter excepted, the "InTouch Contracts"); excepting only those contracts, agreements and commitments which involve less than $10,000 and are cancelable, without penalty, on no more than 90 days' notice. The aggregate value of all payment obligations and rights to receive payments, under agreements, contracts and commitments (whether oral or in writing) to which InTouch is a party or by which it or any of its properties is otherwise bound, and that are not listed on Schedule 4.14, is less than $50,000
                                            -------------
(calculating such value by adding together the value of rights and obligations, and not by determining the net amount thereof).

     True and complete copies of all InTouch Contracts (or a true and complete narrative description of any oral InTouch Contract) have previously been provided to Parent. Neither InTouch nor, to the knowledge of InTouch, any other party to any of the InTouch Contracts (x) is in default under (nor does there exist any condition that, with notice or lapse of time or both, would cause such a default under) any of the InTouch Contracts, or (y) has waived any right it may have under any of the InTouch Contracts, the waiver of which would have a material adverse effect on the business, assets or financial condition of InTouch. All of the InTouch Contracts constitute the valid and binding obligations of InTouch, enforceable in accordance with their respective terms, and, to the knowledge of InTouch, of the other parties thereto.

     4.15  DIRECTORS AND OFFICERS.  Schedule 4.15 hereto sets forth a list, as
                                    -------------
of the Closing Date, of the name of each director and officer of InTouch and the position(s) held by each.

     4.16  PAYROLL INFORMATION.  Attached hereto as Schedule 4.16 is a true
                                                    -------------
and complete copy of the payroll report of InTouch dated April 30, 1998, showing all current employees of InTouch and their current levels of compensation, other than bonuses and other extraordinary compensation. InTouch has paid all compensation required to be paid to employees of InTouch on or prior to the date hereof other than compensation accrued in the current pay period.

     4.17  LITIGATION.  Except as set forth on Schedule 4.17 hereto, there
                                               -------------
is no suit, action, claim, investigation or proceeding pending or, to the knowledge of InTouch, threatened against or affecting InTouch or the InTouch Business, nor is there any judgment, decree, injunction or order of any applicable Governmental Entity or arbitrator outstanding against InTouch.

     4.18  EMPLOYEE BENEFIT PLANS/LABOR RELATIONS.

           (a) Except as disclosed in Schedule 4.18 hereto, there are no
                                      -------------
employee benefit plans, agreements or arrangements maintained by InTouch, including, without limitation, (i) "employee benefit plans" within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"); (ii) current or deferred compensation, pension, profit sharing, vacation or severance plans or programs; or (iii) medical, hospital, accident, disability or death benefit plans (collectively, "InTouch Benefit Plans"). All InTouch Benefit Plans are administered in accordance with, and are in material compliance with, all applicable laws and regulations. No default exists with respect to the obligations of InTouch under any InTouch Benefit Plan.

           (b) InTouch is not a party to any collective bargaining agreement; no collective bargaining agent has been certified as a representative of any of the employees of InTouch; no representation campaign or election is now in progress with respect to any employee of InTouch; and there are no labor disputes, grievances, controversies, strikes or requests for union representation pending, or, to the knowledge of InTouch, threatened, relating to or affecting the InTouch Business. To the knowledge of InTouch, no event has occurred that could give rise to any such dispute, controversy, strike or request for representation.

     4.19  ERISA.

           (a) All InTouch Benefit Plans that are subject to ERISA have been administered in accordance with, and are in material compliance with, the applicable provisions of ERISA. Each of the InTouch Benefit Plans that is intended to meet the requirements of

Section 401(a) of the Code has been determined by the Internal Revenue Service to meet such requirements within the meaning of such provision. No InTouch Benefit Plan is subject to Title IV of ERISA or Section 412 of the Code. InTouch has not engaged in any nonexempt "prohibited transactions," as such term is defined in Section 4975 of the Code or Section 406 of ERISA, involving InTouch Benefit Plans that would subject InTouch to the penalty or tax imposed under
Section 502(i) of ERISA or Section 4975 of the Code. InTouch has not engaged in any transaction described in Section 4069 of ERISA within the last five years. Except as disclosed in Schedule 4.19 hereto or pursuant to the terms of the
                       -------------
InTouch Benefit Plans, neither the execution and delivery hereof nor the consummation of the transactions contemplated hereby will (i) result in any payment (including, without limitation, severance, unemployment compensation or golden parachute) becoming due to any director or other employee of InTouch,
(ii) increase any benefit otherwise payable under any InTouch Benefit Plan or
(iii) result in the acceleration of the time of payment or vesting of any such benefit to any extent.

           (b) No notice of a "reportable event," within the meaning of Section 4043 of ERISA, for which the 30-day reporting requirement has not been waived, has been required to be filed for any InTouch Benefit Plan that is an "employee pension benefit plan" within the meaning of Section 3(2) of ERISA and that is intended to meet the requirements of Section 401(a) of the Code, or by any entity that is considered one employer with InTouch under Section 4001 of ERISA or Section 414 of the Code, within the 12-month period ending on the Closing Date. InTouch has not incurred any liability to the Pension Benefit Guaranty Corporation in respect of any InTouch Benefit Plan that remains unpaid.

     4.20  TAXES.

           (a) InTouch has duly and timely filed all federal, state and local income, franchise, excise, real and personal property and other tax returns and reports, including extensions, required to have been filed by InTouch on or prior to the Closing Date. InTouch has duly and timely paid all taxes and other governmental charges, and all interest and penalties with respect thereto, required to be paid by InTouch (whether by way of withholding or otherwise) to any federal, state, local or other taxing authority (except to the extent the same are being contested in good faith, and adequate reserves therefor have been provided in the InTouch Financial Statements). As of the Closing Date, all deficiencies proposed as a result of any audit have been paid or settled.

           (b) InTouch is not a party to, or bound by, or otherwise in any way obligated under, any tax sharing or similar agreement.

           (c) InTouch has not consented to have the provisions of Section 341(f)(2) of the Code (or comparable state law provisions) apply to it, and InTouch has not agreed or been requested to make any adjustment under Section 481(c) of the Code by reason of a change in accounting method or otherwise.

     4.21  COMPLIANCE WITH APPLICABLE LAWS. Except as set forth on Schedule
                                                                   --------
4.21, InTouch holds all material permits, licenses, variances, exemptions,
----
orders and approvals of all Governmental Entities necessary to own, lease or operate all of the assets and properties of

InTouch, as appropriate, and to carry on the InTouch Business as now conducted (the "InTouch Permits"). To the knowledge of InTouch, InTouch is in material compliance with all applicable laws, ordinances and regulations and the terms of the InTouch Permits. Except as set forth on Schedule 4.21 hereto, all of the
                                            -------------
InTouch Permits are fully assignable by InTouch in connection with the Merger.
Schedule 4.21 hereto sets forth a true and complete list of all InTouch Permits,
-------------
true and complete copies of which have previously been provided to Parent.

     4.22  BOARD OF DIRECTORS/SHAREHOLDER CONSENT.  Both the Board of
Directors of InTouch and the InTouch Shareholders have adopted and approved this Agreement and the transactions contemplated hereby (including, without limitation, the Merger).

     4.23  BROKERS.  Except as set forth on Schedule 4.23 hereto, no broker
                                            -------------
or finder is entitled to any broker's or finder's fee or other commission in connection with the transactions contemplated hereby as a result of arrangements made by or on behalf of InTouch.

     4.24  ENVIRONMENTAL MATTERS.

           (a) To the knowledge of InTouch, no real property currently or formerly owned or operated by InTouch is contaminated with any Hazardous Substance (as hereinafter defined);

           (b) InTouch is not a party to any litigation or administrative proceeding nor, to the knowledge of InTouch, is any litigation or administrative proceeding threatened against it, that, in either case, asserts or alleges that InTouch (i) violated any Environmental Law (as hereinafter defined); (ii) is required to clean up, remove or take remedial or other responsive action due to the disposal, deposit, discharge, leak or other release of any Hazardous Substance; or (iii) is required to pay all or a portion of the cost of any past, present or future cleanup, removal or remedial or other action that arises out of or is related to the disposal, deposit, discharge, leak or other release of any Hazardous Substance.

           (c) To the knowledge of InTouch, there are not now nor have there previously been tanks or other facilities on, under, or at any real property owned, leased, used or occupied by InTouch containing materials that, if known to be present in soil or ground water, would require cleanup, removal or other remedial action under Environmental Law.

           (d) To the knowledge of InTouch, InTouch is not subject to any judgment, order or citation related to or arising out of any Environmental Law and has not been named or listed as a potentially responsible party by any Governmental Entity in a matter related to or arising out of any Environmental Law.

           (e) For purposes hereof, (i) the term "Environmental Law" means any federal, state or local law (including statutes, regulations, ordinances, codes, rules, judicial opinions and other governmental restrictions and requirements) relating to the discharge of air pollutants, water pollutants, noise, odors or process waste water, or otherwise relating to the environment or hazardous or toxic substances; and (ii) the term "Hazardous Substance" means any toxic or hazardous substance that is regulated by or under authority of any Environmental Law, including, without limitation, any petroleum products, asbestos or polychlorinated biphenyls.

     4.25 INTEREST IN CUSTOMERS, SUPPLIERS AND COMPETITORS. Except as provided in Schedule 4.25 hereto, no officer, director, shareholder or employee
            -------------
of InTouch and no family member (including a spouse, parent, sibling or lineal descendent of any of the foregoing), has any direct or indirect material interest in any material customer, supplier or competitor of InTouch, or in any Person from whom or to whom InTouch leases any real or personal property, or in any other Person with whom InTouch is doing business whether directly or indirectly (including, without limitation, as a debtor or creditor), whether in existence as of the Closing Date or proposed, other than the ownership of stock of publicly traded corporations.

     4.26 ACCOUNTS RECEIVABLE. All accounts, notes, contracts and other receivables of InTouch (collectively, "InTouch Accounts Receivable") were acquired by InTouch in the ordinary course of business arising from bona fide transactions. To the knowledge of InTouch, there are no set-offs, counterclaims or disputes asserted with respect to any InTouch Accounts Receivable that would result in claims in excess of $10,000 in the aggregate and, to the knowledge of InTouch and subject to such $10,000 figure, all InTouch Accounts Receivable are collectible in full. InTouch has previously provided Parent with a true and complete aging report prepared as of March 31, 1998 which shows the time elapsed since invoice date for all InTouch Accounts Receivable as of such date.

     4.27 ACCOUNTS PAYABLE. All material accounts, notes, contracts and other amounts payable of InTouch (collectively, "InTouch Accounts Payable") are currently within their respective terms, and are neither in default nor otherwise past due by more than 90 days. InTouch has previously provided Parent with a true and complete aging report prepared as of March 31, 1998 which shows the time elapsed since invoice date for all InTouch Accounts Payable as of such date.

     4.28 INSURANCE. True and complete copies of the insurance policies listed on Schedule 4.28 hereto (the "InTouch Insurance Policies") have previously been
   -------------
provided to Parent. InTouch (a) is not in default regarding the provisions of any InTouch Insurance Policy; (b) has paid all premiums due thereunder; and (c) has not failed to present any notice or material claim thereunder in a due and timely fashion.

     4.29 BANKRUPTCY. InTouch has not filed a petition or request for reorganization or protection or relief under the bankruptcy laws of the United States or any state or territory thereof, made any general assignment for the benefit of creditors, or consented to the appointment of a receiver or trustee, including a custodian under the United States bankruptcy laws, whether such receiver or trustee is appointed in a voluntary or involuntary proceeding.

     4.30  INTOUCH DEBT.  As of the date hereof, there is no InTouch Debt.

     4.31  INVESTMENT PURPOSE; ACCREDITED INVESTORS OR PURCHASER REPRESENTATIVE.
(a) Each InTouch Shareholder receiving Parent Stock in the Merger represents that he (i) is acquiring the Parent Stock solely for his own account for investment and not with a view to, or for sale in connection with, any distribution thereof; and (ii) will not, directly or indirectly, offer, transfer, sell, pledge, hypothecate or otherwise dispose of any Parent Stock (or solicit any offers to buy, purchase or otherwise acquire or take a pledge of any such shares) except in compliance with the Securities Act of 1933, as amended (the "Securities Act"), and the rules and regulations thereunder, other applicable laws, rules and regulations, and the Second Amended and Restated Stockholders' Agreement of Parent, dated December 17, 1997 (as amended, the "Stockholders' Agreement"); (b) Each InTouch Shareholder receiving Parent Stock in the Merger and listed on Schedule 4.31(b)
                                                               ----------------
hereto further represents that he is an "accredited investor" as such term is defined in Rule 501 of Regulation D promulgated by the Securities and Exchange Commission under the Securities Act; and (c) Each InTouch Shareholder receiving Parent Stock in the Merger and listed on Schedule 4.31(c) hereto further
                                         ----------------
represents that (i) Robert Ratonyi is his Purchaser representative (the "Purchaser representative") as such term is defined in Rule 501 of Regulation D under the Securities Act; and (ii) the Purchaser representative (A) is not an affiliate, director, officer or other employee of Parent, or beneficial owner of 10% or more of any class of the equity securities of, or 10% or more of the equity interest in, Parent; (B) has such knowledge and experience in financial and business matters that he is capable of evaluating, alone, or together with such InTouch Shareholder, the merits and risks of the prospective investment in Parent Stock; (C) has been acknowledged by such InTouch Shareholder in writing, during the course of the Merger, to be his purchaser representative in connection with evaluating the merits and risks of the prospective investment in Parent Stock; and (D) has disclosed to such InTouch Shareholder in writing a reasonable time prior to the Closing any material relationship between the Purchaser representative or his affiliates and Parent or its affiliates that exists, is mutually understood to be contemplated, or has existed at any time during the previous two years, and any compensation received or to be received as a result of such relationship.

     4.32 RESTRICTIONS ON TRANSFER. Each InTouch Shareholder receiving Parent Stock in the Merger acknowledges that (a) the Parent Stock received by him hereunder has not been registered under the Securities Act; (b) the Parent Stock may be required to be held indefinitely, and he must continue to bear the economic risk of the investment in such shares unless such shares are subsequently registered under the Securities Act or an exemption from such registration is available; (c) there may not be any public market for the Parent Stock in the foreseeable future; (d) Rule 144 promulgated under the Securities Act is not presently available with respect to sales of any securities of Parent, and such Rule is not anticipated to be available in the foreseeable future; (e) when and if Parent Stock may be disposed of without registration in reliance upon Rule 144, such disposition can be made only in limited amounts and in accordance with the terms and conditions of such Rule; (f) if the exemption afforded by Rule 144 is not available, public sale without registration will require the availability of an exemption under the Securities Act; (g) the Parent Stock is subject to the terms and conditions of the Stockholders' Agreement; (h) restrictive legends shall be placed on the certificates representing Parent Stock; and (i) a notation shall be made in the appropriate records of Parent indicating that Parent Stock is subject to restrictions on transfer and, if Parent should in the future engage the services of a stock transfer agent, appropriate stop-transfer instructions will be issued to such transfer agent with respect to Parent Stock.

     4.33 ABILITY TO BEAR RISK; ACCESS TO INFORMATION; SOPHISTICATION. (a) Each InTouch Shareholder receiving Parent Stock in the Merger represents and warrants that (i) his financial situation is such that he can afford to bear the economic risk of holding Parent Stock acquired by him hereunder for an indefinite period; and (ii) he can afford to suffer the complete loss of such Parent Stock.; (b) Each InTouch Shareholder receiving Parent Stock in the Merger and listed on Schedule 4.31(b) hereto
                                                   ----------------
further represents that (i) he has been granted the opportunity to ask questions of, and receive answers from, representatives of Parent concerning the terms and conditions of the Parent Stock and to obtain any additional information that he deems necessary; (ii) his knowledge and experience in financial business matters is such that he is capable of evaluating the merits and risk of ownership of the Parent Stock; (iii) he has carefully reviewed the terms of the Stockholders' Agreement and has evaluated the restrictions and obligations contained therein; and (iv) he (A) has reviewed the Private Placement Memorandum of Parent dated May 7, 1998 (the "Memorandum"); (B) has carefully examined the Memorandum and has had an opportunity to ask questions of, and receive answers from, representatives of Parent, and to obtain additional information concerning Parent and its Subsidiaries (as hereinafter defined); and (C) does not require additional information regarding Parent or its Subsidiaries in connection with the merger; and (c) Each InTouch Shareholder receiving Parent Stock in the Merger and listed on Schedule 4.31(c) hereto further represents that, either
                     ----------------
alone or with the Purchaser representative, (i) he has been granted the opportunity to ask questions of, and receive answers from, representatives of Parent concerning the terms and conditions of the Parent Stock and to obtain any additional information that he deems necessary; (ii) his knowledge and experience in financial business matters is such that he is capable of evaluating the merits and risk of ownership of the Parent Stock; (iii) he has carefully reviewed the terms of the Stockholders' Agreement and has evaluated the restrictions and obligations contained therein; and (iv) he (A) has reviewed the Memorandum; (B) has carefully examined the Memorandum and has had an opportunity to ask questions of, and receive answers from, representatives of Parent, and to obtain additional information concerning Parent and its Subsidiaries; and (C) does not require additional information regarding Parent or its Subsidiaries in connection with the Merger.

     4.34 DISCLOSURE. No statement of fact by InTouch or any InTouch Shareholder contained herein and no written statement of fact furnished by InTouch or any InTouch Shareholder to Parent or Sub in connection herewith contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements herein or therein contained not materially misleading; provided, that no representation or warranty is made with respect to any projections provided by InTouch to Parent or Sub.

                                   ARTICLE V

               REPRESENTATIONS AND WARRANTIES OF PARENT AND SUB

     Each of Parent and Sub jointly and severally represents and warrants to InTouch and the InTouch Shareholders, which representations and warranties shall survive the Closing in accordance with Section 10. 1 hereof, as follows:

     5.1   ORGANIZATION AND QUALIFICATION.  Each of Parent and its
Subsidiaries (as defined in Section 10.11 hereof) is a corporation duly organized, validly existing and in good standing under the laws of the state of its incorporation. Each of Parent and its Subsidiaries has the requisite corporate power and authority to carry on its business as it is now being conducted and is duly qualified or licensed to do business, and is in good standing, in each jurisdiction where the character of its properties owned or held under lease or the nature of its activities makes such qualification necessary. Complete and correct copies of the Certificates of Incorporation and Bylaws of Parent and Sub as in effect on the date hereof are attached as Schedule 5.1 hereto.
                                                ------------

     5.2 AUTHORITY. Each of Parent and Sub has the necessary corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery hereof and the consummation of the transactions contemplated hereby by each of Parent and Sub have been duly and validly authorized and approved by their respective board of directors and Sub's sole shareholder, and no other corporate or shareholder proceedings on the part of either Parent or Sub, or their respective board of directors or shareholders, are necessary to authorize or approve this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly executed and delivered by each of Parent and Sub, and assuming the due authorization, execution and delivery by InTouch and the InTouch Shareholders, constitutes the valid and binding obligation of each of Parent and Sub, enforceable against each of Parent and Sub in accordance with its terms, subject, in each case, to bankruptcy, insolvency, reorganization, moratorium and similar laws of general application relating to or affecting creditors' rights and to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing.

     5.3  NO CONFLICTS, REQUIRED FILINGS AND CONSENTS.  Except as set forth on
Schedule 5.3 hereto, none of the execution and delivery of this Agreement by
------------
Parent or Sub, the consummation by Parent and Sub of the transactions contemplated hereby, or compliance by Parent and Sub with any of the provisions hereof, will:

          (a) conflict with or violate the Certificate of Incorporation or Bylaws of Parent or Sub, or the organizational documents of any other Subsidiaries;

          (b) result in a violation of any statute, ordinance, rule, regulation, order, judgment or decree applicable to Parent or its Subsidiaries, or by which Parent, any of its Subsidiaries, or their respective properties or assets may be bound or affected;

          (c) result in a violation or breach of, or constitute a default (or an event that, with notice or lapse of time or both, would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, any note, bond, mortgage, indenture, or any material contract, agreement, arrangement, lease, license, permit, judgment, decree, franchise or other instrument or obligation to which Parent or any of its Subsidiaries is a party or by which Parent, any of its Subsidiaries or their respective properties may be bound or affected;

          (d) result in the creation of any Lien on any of the property or assets of Parent or any of its Subsidiaries; or

          (e)  require any Consent of (i) any Governmental Entity (except for
(x) compliance with any applicable requirements of any applicable securities laws, and (y) the filing of the Certificate of Merger pursuant to the DGCL and the NBCA); or (ii) any other Person.

     5.4  LITIGATION.  Except as set forth on Schedule 5.4 hereto, there is
                                              ------------
no suit, action, claim, investigation or proceeding pending or, to the knowledge of Parent, threatened against or affecting Parent or its Subsidiaries, nor is there any judgment, decree, injunction or order of any applicable Governmental Entity or arbitrator outstanding against Parent or its Subsidiaries that, either individually or in the aggregate, would have a material adverse effect on the assets, business or financial condition of Parent and its Subsidiaries, taken as a whole.

     5.5  BROKERS.  Except as disclosed on Schedule 5.5 hereto, no broker or
                                           ------------
finder is entitled to any broker's or finder's fee in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of Parent or Sub.

     5.6  PARENT STOCK.

          (a) As of the date hereof the authorized capital stock of Parent consists of (I) (A) 75,000,000 shares of Class A Common Stock, $.01 par value, of which no shares are validly issued and outstanding, and (B) 100,000,000 shares of Class B Common Stock, $.01 par value, of which 9,024,210 shares are validly issued and outstanding (without taking into account any shares of Parent Stock to be issued (I) pursuant to this Agreement, (II) pursuant to the Agreement and Plan of Merger, dated on or about May 12, 1998 among Parent, iXL-Los Angeles, Inc., Digital Planet, a California corporation ("Digital") and the shareholders of Digital identified therein (the "Digital Merger"), which agreement is anticipated to close on or about May 12, 1998, or (III) pursuant to the Agreement and Plan of Merger, dated as of May 4, 1998 among Parent, iXL-New York, Inc., Micro Interactive, Inc. ("Micro") and the shareholders of Micro identified therein (the "Micro Merger"), which agreement is anticipated to close on or about May 15, 1998), fully paid and nonassessable; (ii) 750,000 shares of blank check preferred stock, (A) 250,000 of which have been designated as Class A Convertible Preferred Stock, of which 172,452 shares are validly issued and outstanding, fully paid and nonassessable, (B) 200,000 of which have been designated as Class B Convertible Preferred Stock, of which 98,767 shares are validly issued and outstanding, fully paid and nonassessable, and (C) 15,000 of which have been designated as Class C Convertible Preferred Stock, of which 9,232 shares are validly issued and outstanding, fully paid and nonassessable. Except as set forth on Schedule 5.6 hereto, there are no options, warrants,
                       ------------
calls, agreements, commitments or other rights presently outstanding that would obligate Parent to issue, deliver or sell shares of its capital stock, or to grant, extend or enter into any such option, warrant, call, agreement, commitment or other right. In addition to the foregoing, as of the Closing Date, Parent has no bonds, debentures, notes or other indebtedness issued or outstanding that have voting rights in Parent.

          (b) The outstanding shares of capital stock of Parent at the Effective Time are set forth on a pro forma basis on Schedule 5.6 hereto.
                                                      ------------

          (c) When delivered to the InTouch Shareholders in accordance with the terms hereof, the Parent Stock will be (i) duly authorized, fully paid and nonassessable, and (b) free and clear of all Liens other than restrictions imposed by the Stockholders' Agreement and by federal and state securities laws.

     5.7   SUBSIDIARIES.  Except as set forth on Schedule 5.7 hereto, Parent has
                                                 ------------
no subsidiaries and does not otherwise own or control, directly or indirectly, any equity interest in, or any security convertible into an equity interest in, any Entity. Schedule 5.7 hereto lists the name of each of the Subsidiaries of
            ------------
Parent, and indicates their respective jurisdictions of incorporation. All of the issued and outstanding shares of capital stock of each of the Subsidiaries of Parent is duly authorized, validly issued, fully paid and non-assessable and is owned by Parent free and clear of all Liens; and there are no voting trusts, voting agreements or similar understandings applicable to such shares. There are no outstanding subscriptions, options, rights, warrants, puts, calls, registration or other agreements or commitments of any type (i) obligating Parent or any of its Subsidiaries to issue, sell or transfer any shares of capital stock of any Subsidiary, any securities convertible into or exchangeable for shares of capital stock of any Subsidiary or any right to acquire capital stock of any Subsidiary; (ii) obligating Parent to grant, offer or enter into any of the foregoing; or (iii) relating to the voting or control of any shares of capital stock of any Subsidiary.

     5.8 FINANCIAL STATEMENTS. Parent has heretofore furnished InTouch with a true and complete copy of (a) the audited financial statements of iXL Interactive Excellence, Inc. (n/k/a iXL, Inc.) for the years ended December 31, 1993, 1994 and 1995, and for the four-month period ended April 30, 1996; (b) audited combined financial statements for Creative Video, Inc. (n/k/a iXL, Inc.), Creative Video Library, Inc. and Entrepreneur Television, Inc. for the years ended December 31, 1993, 1994 and 1995, and for the four-month period ended April 30, 1996; (c) the audited consolidated financial statements for Parent and its Subsidiaries for the eight months ended December 31, 1996; (d) the audited consolidated financial statements for Parent and its Subsidiaries, dated December 31, 1997; and (e) the unaudited consolidated financial statements for Parent and its Subsidiaries dated March 31, 1998 (all of the foregoing, collectively, "Parent Financial Statements"). The Parent Financial Statements present fairly in all material respects the consolidated financial position, results of operations, shareholders' equity and cash flow of Parent at the respective dates or for the respective periods to which they apply. Except as disclosed therein, such statements and related notes have been prepared in accordance with GAAP consistently applied throughout the periods involved (except, in the case of the unaudited financial statements, for the exclusion of footnotes and normal year end adjustments).


     5.9   UNDISCLOSED LIABILITIES.  Except as set forth on Schedule 5.9 hereto,
                                                            ------------
neither Parent nor any of its Subsidiaries has any debt, liability or obligation of any kind, whether accrued, absolute or otherwise, including any liability or obligation on account of taxes or any governmental charges or penalty, interest or fines, except (a) liabilities incurred in the ordinary course of business after December 31, 1997 that would not, whether individually or in the aggregate, have a material adverse impact on the business or financial condition of Parent and its Subsidiaries, taken as a whole; (b) liabilities reflected on the Parent Financial Statements; and (c) liabilities incurred as a result of the transactions contemplated hereby.

     5.10 COMPLIANCE WITH APPLICABLE LAWS. Parent or its Subsidiaries hold all material permits, licenses, variances, exemptions, orders and approvals of all Governmental Entities necessary to own, lease or operate all of the assets and properties of Parent and its Subsidiaries, as appropriate, and to carry on Parent's business as now conducted (the "Parent Permits"). To the knowledge of Parent, Parent and its Subsidiaries are in material compliance with all applicable laws, ordinances and regulations and the terms of the Parent Permits.

     5.11 BOARD OF DIRECTORS/SHAREHOLDER CONSENT. Both the Board of Directors of Parent and the Board of Directors and shareholder of Sub have, by unanimous written consent, adopted and approved this Agreement and the transactions contemplated hereby (including, without limitation, the Merger).

     5.12 BANKRUPTCY. Neither Parent nor any of its Subsidiaries has filed a petition or request for reorganization or protection or relief under the bankruptcy laws of the United States or any state or territory thereof, made any general assignment for the benefit of creditors, or consented to the appointment of a receiver or trustee, including a custodian under the United States bankruptcy laws, whether such receiver or trustee is appointed in a voluntary or involuntary proceeding.

     5.13 ABSENCE OF CHANGES. Except as provided in Schedule 5.13 hereto, since
                                                    -------------
December 31, 1997, there has not been (a) any transaction, commitment, dispute or other event or condition (financial or otherwise) of any character (whether or not in the ordinary course of business) individually or in the aggregate that has had, or would reasonably be expected to have, a material adverse effect on the business, properties, assets, condition (financial or otherwise), liabilities or results of operations of Parent and its Subsidiaries, taken as a whole; (b) any damage, destruction or loss, whether or not covered by insurance, which has had, or would reasonably be expected to have, a material adverse effect on the business, properties, assets, condition (financial or otherwise), liabilities or results of operations of Parent and its Subsidiaries, taken as a whole; (c) any entry into any commitment or transaction material to Parent and its Subsidiaries, taken as a whole (including any borrowing or sale of assets) except in the ordinary course of business consistent with past practice; (d) any declaration, setting aside or payment of any dividend or distribution (whether in cash, stock or property) with respect to Parent's capital stock; (e) any material change in Parent's accounting principles, practices or methods; (f) any split, combination or reclassification of any of Parent's capital stock, or the issuance or authorization of any issuance of any other securities in respect of, in lieu of or in substitution for, shares of Parent's capital stock; or (g) any agreement (whether or not in writing), arrangement or understanding to do any of the foregoing.

     5.14 TAXES. Parent and its Subsidiaries have duly and timely filed all federal, state and local income, franchise, excise, real and personal property and other tax returns and reports, including extensions, required to have been filed by Parent and its Subsidiaries on or prior to the Closing Date. Parent and its Subsidiaries have duly and timely paid all taxes and other governmental charges, and all interest and penalties with respect thereto, required to be paid by Parent and its Subsidiaries (whether by way of withholding or otherwise) to any federal, state, local or other taxing authority (except to the extent the same are being contested in good faith, and adequate reserves therefor have been provided in the applicable Parent Financial Statement). As of the Closing Date, all deficiencies proposed as a result of any audits have been paid or settled.

     5.15 DISCLOSURE. No statement of fact by Parent or Sub contained herein and no written statement of fact furnished or to be furnished by Parent or Sub to InTouch in connection herewith (including, without limitation, statements contained in the Memorandum) contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact necessary in order to make the statements herein or therein contained not misleading.

     5.16 TAX FREE REORGANIZATION.

          (a) At all times prior to the Merger, Parent has owned all of the outstanding equity interests in Sub (including rights to acquire an equity interest in Sub, if any). Accordingly, both prior to and immediately after the Merger, Parent will be in control of Sub within the meaning of Section 368(c) of the Code. "Control" for these purposes means the ownership of stock possessing at least eighty percent (80%) of the total combined voting power of all classes of stock entitled to vote and at least eighty percent (80%) of the total number of shares of each class of nonvoting stock. Following the Merger, Parent has no plan or intention to cause Sub to issue additional equity interests that would result in Parent losing "Control," as defined above, of Sub.

          (b) After the Merger, Parent will own 100% of the outstanding equity interest in Sub (including the right to acquire such an equity interest). Parent has no plan or intention to liquidate Sub, to merge Sub with or into another operation (including Parent), to sell, transfer ownership, or otherwise dispose of or transfer any portion of its assets (including those assets acquired from InTouch) to any person or entity (including Parent), except for dispositions made in the ordinary course of business or transfers of assets to a corporation controlled by Sub (including payments to dissenters ("Permissible Transfers").

          (c) Parent intends that, following the Merger, it will cause Sub either to continue InTouch's historic business or to continue to use a significant portion of InTouch's historic business assets in a business; provided, however, to the extent that the business or assets of InTouch are subject to a Permissible Transfer, Parent intends that the transferee will continue the historic business of InTouch or use a significant portion of InTouch's assets in a business.

          (d)  Neither Parent nor Sub is an "investment company" as defined in
Section 368(a)(2)(F)(ii) and (iv) of the Code.

          (e) Neither Parent nor Sub is under the jurisdiction of a court in a Title 11 or similar case within the meaning of Section 368 (a)(3)(A) of the Code.

                                  ARTICLE VI

                             ADDITIONAL AGREEMENTS

     6.1 CONDUCT OF BUSINESS BY INTOUCH PENDING THE MERGER. From and after the date hereof, prior to the Effective Time, except as contemplated hereby, unless Parent shall otherwise agree in writing, InTouch shall carry on its business in the usual, regular and ordinary course in substantially the same manner as heretofore conducted, use reasonable efforts to preserve intact its present business organization, keep available the services of its employees and preserve its relationships with customers, suppliers, licensors, licensees, distributors and others having business dealings with InTouch to the end that its goodwill and on-going businesses shall not be impaired in any material respect at the Effective Time. Without limiting the generality of the foregoing, and except as contemplated hereby, unless Parent shall otherwise agree in writing, prior to the Effective Time, InTouch shall not, directly or indirectly:

          (a) (i) declare, set aside, or pay any dividend on, or make any other distribution in respect of, any of its capital stock, (ii) split, combine or reclassify any of its capital stock, or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock, or (iii) purchase, redeem or otherwise acquire, any share of capital stock of InTouch or any other equity security thereof or any right, warrant, or option to acquire any such share or other security;

          (b) issue, deliver, sell, pledge or otherwise encumber any share of its capital stock, any other voting security issued by InTouch or any security convertible into, or any right, warrant or option to acquire any such share or voting security;

          (c) amend its Articles of Incorporation, Bylaws or other comparable organizational documents;

          (d) acquire or agree to acquire (i) by merging or consolidating with, or by purchasing a substantial portion of the assets of, or by any other manner, any business or any Entity or division thereof, or (ii) any assets that are material, individually or in the aggregate, to InTouch;

          (e) subject to a Lien or sell, lease or otherwise dispose of any of its properties or assets;

          (f) incur any indebtedness for borrowed money or guarantee any such indebtedness of another Person or issue or sell any debt security of InTouch, guarantee any debt security of another Person or enter into any "keep well" or other agreement to maintain the financial condition of another Person, make any loan, advance or capital contribution to, or investment in, any other Person, or settle or compromise any material claim or litigation; or

          (g) authorize any of, or commit or agree to take any of, the foregoing actions.

     6.2 ACCESS TO INFORMATION. From the date hereof through the Effective Time, InTouch shall afford to Parent and Parent's accountants, counsel and other representatives reasonable access during normal business hours (and at such other times as the parties may mutually agree) upon reasonable prior notice and approval of InTouch, which shall not be unreasonably withheld, to its properties, books, contracts, commitments, records and personnel and, during such period, shall furnish promptly to Parent all information concerning its business, properties and personnel as Parent may reasonably request. Parent and its accountants, counsel and other representatives shall, in the exercise of the rights described in this Section 6.2, not unduly interfere with the operation of the business of InTouch.

     6.3 FILINGS; TAX ELECTIONS. InTouch shall promptly provide Parent with copies of all filings made by InTouch with any Governmental Entity in connection herewith and the transactions contemplated hereby. InTouch shall, before settling or compromising any material income tax liability of InTouch, consult with Parent and its advisors as to the positions and elections that will be taken or made with respect to such matter.

     6.4 PUBLIC ANNOUNCEMENTS. The parties agree that, except as may otherwise be required to comply with applicable laws and regulations (including applicable securities laws) or to obtain consents required hereunder, public disclosure of the transactions contemplated hereby shall be made only upon or after the consummation of the Merger. Any such disclosure shall be coordinated by Parent and, except as required by law, shall not disclose the financial terms of the transaction. None of the InTouch Shareholders shall make any such disclosure without the prior written consent of Parent.

     6.5 TRANSFER AND GAINS TAXES AND CERTAIN OTHER TAXES AND EXPENSES. Parent agrees that, to the extent it is legally able to do so, the Surviving Corporation will pay all real property transfer, gains and other similar taxes and all documentary stamps, filing fees, recording fees and sales and use taxes, if any, and any penalties or interest with respect thereto, payable in connection with consummation of the Merger.

     6.6 OPTIONS. At the Effective Time, Parent will issue options to purchase 30,000 shares of validly issued, fully paid and nonassessable Parent Stock, at an exercise price of $10.00 per share and subject to a five year, 20% per year vesting schedule, to those Persons listed on Schedule 6.6 hereto (provided that
                                             ------------
they become employees of Sub; or to such other individuals as are selected by InTouch and approved by Parent), pursuant to the Parent's 1996 Stock Option Plan, as amended.

     6.7 FURTHER ASSURANCES. From time to time after the Effective Time, upon the reasonable request of any party hereto, the other party or parties hereto shall execute and deliver or cause to be executed and delivered such further instruments, and take such further action, as the requesting party may reasonably request in order to effectuate fully the purposes, terms and conditions hereof.

     6.8 PURCHASER REPRESENTATIVE. With respect to the InTouch Shareholders receiving Parent Stock in the Merger and listed on Schedule 4.31(c) as not being
                                                   ----------------
accredited investors, (a) the Purchaser representative shall furnish to Parent, to Parent's satisfaction, a completed Purchaser Representative Questionnaire, substantially in the form of Exhibit "H" hereto; and (b) each such InTouch
                             -----------
Shareholder shall furnish to Parent a signed Purchaser Acknowledgement in connection therewith.

                                  ARTICLE VII

                              CONDITIONS PRECEDENT

     7.1 CONDITIONS TO OBLIGATION OF INTOUCH AND THE INTOUCH SHAREHOLDERS TO EFFECT THE MERGER. The obligation of InTouch and the InTouch Shareholders to effect the Merger shall be subject to the fulfillment at or prior to the Effective Time of the following conditions:

          (a) Parent and Sub shall have performed in all material respects their respective agreements contained herein required to be performed at or prior to the Effective Time, and the representations and warranties of Parent and Sub contained herein shall be true in all material respects when made and (except for representations and warranties made as of a specified date, which need only be true as of such date) at and as of the Effective Time as if made at and as of such time, except as contemplated hereby;

          (b) (i) the appropriate officers of Parent shall have executed and delivered to InTouch at the Closing, a closing certificate and incumbency certificate, substantially in the form of Exhibit "A-1" hereto, and (ii) the
                                          ------------
appropriate officers of Sub shall have executed and delivered to InTouch at the Closing, a closing certificate and incumbency certificate, substantially in the form of Exhibit "A-2" hereto;
        -------------

          (c)  Parent shall have obtained all of the Consents, if any, listed on
Schedule 7.1(c) hereto;
--------------

          (d) InTouch shall have received corporate certificates of good standing for Parent and Sub, and a copy of the Certificate of Incorporation for Parent and Sub, respectively, both as certified by the Secretary of State of Delaware;

          (e) there shall have been delivered to each of the InTouch Shareholders at the Closing, duly executed by Parent, an Agreement to be Bound to the Registration Rights Agreement of Parent, dated as of Closing Date (the "Agreement to be Bound to the Registration Rights Agreement"), substantially in the form of Exhibit "B" hereto;
            -----------

          (f) Parent shall have executed and delivered at the Closing an Option Agreement for each of the Persons listed on Schedule 6.6 hereto receiving
                                            ------------
options to purchase Parent Stock, substantially in the form of Exhibit "C"
                                                               -----------
hereto;

          (g) InTouch shall have received, at the Closing, a duly executed opinion of counsel to Parent and Sub, substantially in the form of Exhibit "D"
                                                                   ----------
hereto; and

          (h) InTouch shall have received from Parent and Sub such other documents as InTouch's counsel shall have reasonably requested, in form and substance reasonably satisfactory to InTouch's counsel.

     7.2 CONDITIONS TO OBLIGATIONS OF PARENT AND SUB TO EFFECT THE MERGER. The obligations of Parent and Sub to effect the Merger shall be subject to the fulfillment, at or prior to the Effective Time, of the following conditions:

          (a) InTouch and the InTouch Shareholders shall have performed in all material respects their respective agreements contained herein required to be performed at or prior to the Effective Time, and the representations and warranties of InTouch and the InTouch Shareholders contained herein shall be true in all material respects when made and (except for representations and warranties made as of a specified date, which need only be true as of such date) at and as of the Effective Time as if made at and as of such time, except as contemplated hereby;

          (b) the appropriate officers of InTouch shall have executed and delivered to Parent at the Closing, a closing certificate and incumbency certificate, substantially in the form of Exhibit "E" hereto;
                                          ----------

          (c) InTouch and the InTouch Shareholders shall have obtained or caused to be obtained all of the Consents, if any, listed on Schedule 7.2(d)
                                                             ---------------
hereto;

          (d) there shall have been delivered to Parent at the Closing, duly executed by each of the InTouch Shareholders receiving Parent Stock in the Merger, (i) an Agreement to be Bound to the Stockholders' Agreement, substantially in the form of Exhibit "F" hereto; and (ii) an Agreement to be
                             -----------
Bound to the Registration Rights Agreement, substantially in the form of Exhibit
                                                                         -------
"B" hereto;
---

          (e) Parent shall have received a corporate certificate of good standing for InTouch, and a copy of the Articles of Incorporation of InTouch, both as certified by the Secretary of State of North Carolina;

          (f) as of the date three business days prior to the Closing Date there shall be no InTouch Debt;

          (g) InTouch shall have furnished evidence to Parent's satisfaction of performance under Section 6.8 hereof;

          (h) Parent shall have received, at the Closing, a duly executed opinion of counsel to InTouch and the InTouch Shareholders, substantially in the form of Exhibit "G" hereto;
        -----------

          (i) Parent shall have received from InTouch a duly authorized tax clearance certificate, in form and substance acceptable to Parent, indicating that no taxes are owed by InTouch to state or local taxing authorities in the State of North Carolina;

          (j) Parent shall have received from InTouch or the InTouch Shareholders, as the case may be, such other documents as Parent's counsel shall have reasonably requested, in form and substance reasonably satisfactory to Parent's counsel; and

          (k) Parent shall have received evidence satisfactory to it that at the Closing the assets and properties used in the InTouch Business are free and clear of all Liens other than Permitted Liens.

                                 ARTICLE VIII

                                INDEMNIFICATION

     8.1  INDEMNIFICATION BY PARENT.

          (a) Parent shall indemnify and hold the InTouch Shareholders and InTouch's directors, officers and employees (collectively, the "InTouch Indemnified Parties") harmless from and against, and agree promptly to defend each of the InTouch Indemnified Parties from and reimburse each of the InTouch Indemnified Parties for, any and all losses, damages, costs, expenses, liabilities, obligations and claims of any kind (including, without limitation, reasonable attorney fees and other legal costs and expenses) (collectively, an "InTouch Loss") that any of the InTouch Indemnified Parties may at any time suffer or incur, or become subject to, as a result of or in connection with:

               (i) any breach or inaccuracy of any of the representations and warranties made by Parent or Sub in or pursuant hereto, or in any instrument, certificate or affidavit delivered by Parent or Sub at the Closing in accordance with the provisions hereof;

               (ii) any failure by Parent or Sub to carry out, perform, satisfy and discharge any of its respective covenants, agreements, undertakings, liabilities or obligations hereunder or under any of the documents and materials delivered by Parent pursuant hereto; and

               (iii) any suit, action or other proceeding arising out of, or in any way related to, any of the matters referred to in this Section 8.1(a).

          (b) Notwithstanding any other provision hereof to the contrary, Parent shall not have any liability under Section 8.1(a)(i) above (i) unless the aggregate of all InTouch Losses for which Parent would be liable but for this sentence exceeds, on a cumulative basis, an amount equal to $50,000, and then only to the extent of such excess, (ii) for amounts in excess of $1,200,000 in the aggregate, and (iii) unless the InTouch Shareholders have asserted a claim with respect to the matters set forth in Section 8.1(a)(i), or 8.1(a)(iii) to the extent applicable to Section 8.1(a)(i), within two years of the Effective Time. Notwithstanding any implication to the contrary contained herein, the parties acknowledge and agree that a decrease in the value of Parent Stock would not, by itself, constitute a InTouch Loss, unless and to the extent a decrease in the value of Parent Stock has been demonstrated to be as a result of any event described in Sections 8.1(a)(i), (ii) or (iii) above.

     8.2  INDEMNIFICATION BY THE INTOUCH SHAREHOLDERS.

          (a) The InTouch Shareholders shall, jointly and severally, indemnify and hold Parent, Sub, Surviving Corporation and their respective shareholders, directors, officers and employees (collectively, the "Parent Indemnified Parties") harmless from and against, and agree to defend promptly each of the Parent Indemnified Parties from and reimburse each of the Parent Indemnified Parties for, any and all losses, damages, costs, expenses, liabilities, obligations and claims of any kind (including, without limitation, reasonable attorneys' fees and other reasonable legal costs and expenses) (collectively, a "Parent Loss") that any of the Parent Indemnified Parties may at any time suffer or incur, or become subject to, as a result of or in connection with:

               (i) any breach or inaccuracy of any of the representations and warranties made by InTouch or the InTouch Shareholders in or pursuant hereto, or in any instrument, certificate or affidavit delivered by any of the same at the Closing in accordance with the provisions hereof;

               (ii) any failure by InTouch or any of the InTouch Shareholders to carry out, perform, satisfy and discharge any of their respective covenants, agreements, undertakings, liabilities or obligations hereunder or under any of the documents and materials delivered by InTouch pursuant hereto; and

               (iii) any suit, action or other proceeding arising out of, or in any way related to, any of the matters referred to in this Section 8.2.

          (b) Notwithstanding the above, none of the InTouch Shareholders shall have any liability under Section 8.2(a) above (i) unless the aggregate of all Parent Losses for which the InTouch Shareholders would be liable but for this sentence exceeds, on a cumulative basis, an amount equal to $75,000, and then only to the extent of such excess, (ii) for amounts in excess of $1,200,000 in the aggregate, and (iii) unless Parent has asserted a claim with respect to the matters set forth in Sections 8.2(a)(i) or (ii), or 8.2(a)(iii) (to the extent applicable to Section 8.2(a)(i) or (ii) within two years of the Effective Time, except with respect to the matters arising under Sections 4.19 or 4.24 hereof, in which event Parent must have asserted a claim within three years of the Effective Time, and matters arising under Section 4.20 hereof, in which event Parent must have asserted a claim within forty-two months of the Effective Time. Notwithstanding any implication to the contrary contained herein, the parties acknowledge and agree that a decrease in the value of Parent Stock would not, by itself, constitute a Parent Loss, unless and to the extent a decrease in the value of Parent Stock has been demonstrated to be as a result of any event described in Sections 8.2(a)(i), (ii) or (iii) above.

     8.3  NOTIFICATION OF CLAIMS; ELECTION TO DEFEND

          (a) A party seeking to be indemnified pursuant to Section 8.1 or 8.2 hereof, as the case may be (the "Indemnified Party"), shall notify the other party (the "Indemnifying Party") in writing of any claim or demand (a "Claim") that the Indemnified Party has determined has given or could give rise to a right of indemnification hereunder, including in its notice a description of the facts that are the basis of the claim. The Indemnifying Party shall satisfy its obligations under this Article VIII within 30 days after a final determination (including a settlement) has been reached with respect to any Claim contested pursuant to this Section 8.3(a). Any amounts paid thereafter shall include interest thereon for the period commencing at the end of such 30-day period and ending on the actual date of payment, at a rate of 10% per annum, or, if lower, at the highest rate of interest permitted by applicable law at the time of such payment.

          (b) If the Indemnified Party shall notify the Indemnifying Party of any Claim pursuant to Section 8.3(a) hereof, and if such Claim relates to a Claim asserted by a third party against the Indemnified Party, the Indemnifying Party shall have the right, at its sole cost and expense, to employ counsel of its own choosing to defend and settle any such Claim asserted against the Indemnified Party. Notwithstanding anything to the contrary in the preceding sentence, if the Indemnified Party (i) has received advice from legal counsel that its interests with respect to a Claim (or any material portion thereof) are in conflict with the interests of the Indemnifying Party with respect to such Claim (or portion thereof), and (ii) promptly notifies the Indemnifying Party, in writing, of the nature of such conflict, then the Indemnified Party shall be entitled to choose, at the sole cost and expense of the Indemnifying Party, independent counsel to defend such Claim (or the conflicting portion thereof). The Indemnified Party shall have the right to participate in the defense of any Claim at its own expense (except to the extent provided in the preceding sentence), but the Indemnifying Party shall retain control over such litigation (except as provided in the preceding sentence). In the event that within 10 days after notice of any such third party Claim, the Indemnifying Party has not notified the Indemnified Party of its intention to defend the third party Claim, the Indemnified Party shall have the right to undertake the defense or settlement of such Claim. In such event, (i) the Indemnifying Party may elect to participate in such defense or any settlement negotiations at its sole expense and (ii) the Indemnified Party may not settle such third party Claim without the consent of the Indemnifying Party, which consent shall not be unreasonably withheld or delayed. Notwithstanding the foregoing, the Indemnifying Party may not settle any third party Claim without the consent of the Indemnified Party, which consent shall not be unreasonably withheld or delayed; provided, that the Indemnified Party shall be deemed to have consented to a proposed settlement if such settlement (i) includes as an unconditional term thereof a release of the Indemnified Party from all liability in respect of such Claim, and (ii) involves as the sole relief the payment by the Indemnifying Party of money damages. The Indemnified Party shall cooperate with the Indemnifying Party in connection with any such defense and shall make available to the Indemnifying Party or its agents all records and other materials in the Indemnified Party's possession reasonably required by it for its use in contesting any third party Claim; provided, however, that the Indemnifying Party shall have agreed, in writing, to keep such records and other materials confidential except (i) to the extent required for defense of the relevant Claim, or (ii) as required by law or court order. Whether or not the Indemnifying Party elects to defend any such Claim, the Indemnified Party shall have no obligations to do so. Within 30 days after a final determination (including a settlement) has been reached with respect to any Claim contested pursuant to this Section 8.3(b), the Indemnifying Party shall satisfy its obligations hereunder with respect thereto. Any amount paid thereafter shall include interest thereon for the period commencing at the end of such 30-day period and ending on the actual date of payment, at a rate of 10% per annum, or, if lower, at the highest rate of interest permitted by applicable law at the time of such payment.

     8.4  OTHER INDEMNIFICATION MATTERS.

          (a) An Indemnified Party under this Article VIII shall act in good faith and in a commercially reasonable manner to mitigate any damages that it may suffer. Notwithstanding anything in this Agreement to the contrary, in no event shall any party be liable to any other party for punitive damages or for any loss, expense, damage or deficiency related to such other party's negligence or willful misconduct.

          (b) The amount of any loss suffered by a party under this Agreement shall be reduced by the amount, if any, of any insurance benefit or recovery or the present value of any tax benefit or recovery (net of reasonable expenses, taxes and other costs incurred in obtaining any such benefit or recovery) that the Indemnified Party under this Agreement shall have received with respect thereto; and if such recovery or benefit is received by an Indemnified Party after it receives payment or other credit under this Agreement with respect to a loss, then a refund equal in aggregate amount of the recovery, net of reasonable expenses and taxes and other costs incurred in obtaining any such benefit or recovery, shall be made to the Indemnifying Party. For purposes of the foregoing, the present value of any tax benefit shall be determined solely with respect to those future tax benefits that can be reasonably estimated by the Indemnified Party at the time the claim is being determined and shall take into account only those tax benefits reasonably expected to be utilized by the Indemnified Party or an affiliate during the five taxable years following the Effective Time (counting the taxable year in the Effective Time occurs as one of such taxable years). The present value shall be calculated using the prevailing interest rates established under the Code.

     8.5 EXCLUSIVE REMEDY. After the Closing, the right of each party hereto to assert indemnification claims and receive indemnification payments pursuant to this Article VIII shall be the sole and exclusive remedy exercisable by such party with respect to any damage, expense, claim, demand, suit, lien, penalty, liability, judgment, or other cost or loss of any kind arising out of any breach by the other party hereto of any representation, warranty, covenant or obligation set forth in this Agreement, any matter of a type covered by such indemnification, and/or any matter relating in any manner to any Hazardous Substance or Environmental Law, and no party hereto shall have any other remedy (statutory, equitable, common law or other) against another party hereto with respect thereto, all such other remedies hereby being waived; provided, that the foregoing shall not restrict the exercise of any rights or remedies with respect to a claim or cause of action the gravamen of which is fraud.

                                  ARTICLE IX

                       TERMINATION, AMENDMENT AND WAIVER

     9.1 TERMINATION. This Merger Agreement may be terminated at any time prior to the Effective Time:

          (a)  by mutual written consent of Parent and InTouch;

          (b) by InTouch, upon a material breach hereof on the part of Parent or Sub which has not been cured and which would cause any condition set forth in
Section 7.1 hereof to be incapable of being satisfied by May 29, 1998;

          (c) by Parent, upon a material breach hereof on the part of InTouch or any of the InTouch Shareholders which has not been cured and which would cause any condition set forth in Section 7.2 hereof to be incapable of being satisfied by May 29, 1998;

          (d) by Parent or InTouch if any court of competent jurisdiction shall have issued, enacted, entered, promulgated or enforced any order, judgment, decree, injunction or ruling which restrains, enjoins or otherwise prohibits the Merger and such order, judgment, decree, injunction or ruling shall have become final and nonappealable; or

          (e) by either Parent or InTouch if the Merger shall not have been consummated on or before May 29, 1998 (provided the terminating party is not otherwise in material breach of its representations, warranties or obligations hereunder).

     9.2  FEES AND EXPENSES.

          (a) If the Merger is consummated, all costs and expenses incurred in connection herewith and the transactions contemplated hereby (including the fees of the InTouch Shareholders) shall be paid by the Surviving Corporation.

          (b) If the Merger is not consummated for a reason other than the willful and material breach hereof by a party, all fees and expenses incurred in connection herewith and the transactions contemplated hereby shall be paid by the party incurring such fees or expenses.

          (c) If the Merger is not consummated because of a willful and material breach hereof by any party, the nonbreaching party or parties shall be entitled to pursue all legal and equitable remedies against the breaching party for such breach including specific performance and all fees and expenses incurred by the nonbreaching party or parties in connection with enforcing its or their rights hereunder with respect to such breach shall be paid by the breaching party.

     9.3 AMENDMENT. This Merger Agreement may be amended by the parties hereto at any time before or after approval hereof by the InTouch Shareholders, but, after such approval, no amendment shall be made which (i) changes the form or decreases the amount of the consideration to be received in the Merger, (ii) in any way materially adversely affects the rights of the InTouch Shareholders, or
(iii) under applicable law would require approval of the InTouch Shareholders, in any such case referred to in clauses (i), (ii) and (iii), without the further approval of the InTouch Shareholders. This Agreement may not be amended except by an instrument in writing signed on behalf of the parties hereto, provided that after the Effective Time, any such amendment must be signed by the former holders of a majority of the InTouch Stock.

     9.4 WAIVER. At any time prior to the Effective Time, the parties hereto may, to the extent permitted by applicable law, (i) extend the time for the performance of any of the obligations or other acts of any other party hereto, (ii) waive any inaccuracies in the representations and warranties by any other party contained herein or in any documents delivered by any other party pursuant hereto and (iii) waive compliance with any of the agreements of any other party or with any conditions to its own obligations contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.

                                   ARTICLE X

                              GENERAL PROVISIONS

     10.1 SURVIVAL; RECOURSE. None of the agreements contained herein shall survive the Merger, except that (i) the agreements contained in Article III hereof, the covenants contained in Article VI hereof, the obligations to indemnify contained in Article VIII hereof, the confidentiality obligations contained in the first sentence of Section 10.12(b) hereof and the agreements of the Surviving Corporation referred to in Sections 10.9 and 10.10 hereof, shall survive the Merger (except to the extent a shorter period of time is explicitly specified therein) and (ii) the representations and warranties made in Articles IV and V hereof shall survive the Merger, and shall survive any independent investigation by the parties, and any dissolution, merger or consolidation of InTouch or Parent, and shall bind the legal representatives, assigns and successors of InTouch, the InTouch Shareholders and Parent, for a period of two years after the Closing Date (other than the representations and warranties contained in Sections 4.19 and 4.24 hereof, which shall survive for three years after the Effective Time, and the representations and warranties contained in
Section 4.20 hereof, which shall survive for forty-two months after the Effective Time).

     10.2 NOTICES. All notices or other communications under this Agreement shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in Person, by telecopy (with confirmation of receipt), or by registered or certified mail, postage prepaid, return receipt requested, addressed as follows:



     If to InTouch :          InTouch Interactive, Inc.
                              700 East Blvd., Ste. 4
                              Charlotte, NC 28203-5156
                              Attention:  Mr. Allan Lackey
                              Telephone:    704/370-0667
                              Telecopy:     704/376-4139

     With a copy to:          Robinson, Bradshaw & Hinson, P.A.
                              101 N. Tryon St., Ste. 1900
                              Charlotte, NC 28246-1900
                              Attention: Robert Bryan, Esq.
                              Telephone:    (704) 377-2536
                              Telecopy:     (704) 378-4000

     If to the InTouch      To the address listed under the signature
     Shareholders:          line of the applicable InTouch Shareholder

     If to Parent or Sub:   IXL Holdings, Inc.
                            Two Park Place
                            1888 Emery St., 2nd Floor
                            Atlanta, GA 30318
                            Attention:  Mr. James V. Sandry, Exec. V.P. and CFO
                            Telecopy:  404/267-3801
                            Telephone:  404/267-3800

     With copies to:        Minkin & Snyder, A Professional Corporation
                            One Buckhead Plaza
                            3060 Peachtree Rd., Ste. 1100
                            Atlanta, GA 30305
                            Attention:  James S. Altenbach, Esq.
                            Telecopy:  404/233-5824
                            Telephone:  404/261-8000

     and to:                Kelso & Company
                            320 Park Ave., 24th Floor
                            New York, NY 10032
                            Attention:  James J. Connors, II, Esq.
                            Telecopy:  212/223-2379
                            Telephone:  212/751-3939

or to such other address as any party may have furnished to the other parties in writing in accordance with this Section.

     10.3 ENTIRE AGREEMENT. This Agreement and the documents, schedules and instruments referred to herein and to be delivered pursuant hereto constitute the entire agreement between the parties pertaining to the subject matter hereof, and supersede all other prior agreements and understandings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof. There are no other representations or warranties, whether written or oral, between the parties in connection the subject matter hereof, except as expressly set forth herein.

     10.4 ASSIGNMENTS; PARTIES IN INTEREST. Neither this Agreement nor any of the rights, interests or obligations hereunder may be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties, except that the rights, interests, and obligations of Sub hereunder may be assigned to any direct wholly owned Delaware subsidiary of Parent without such prior consent. Subject to the preceding sentence, this Agreement shall be binding upon and inure solely to the benefit of each party hereto, and nothing herein, express or implied, is intended to or shall confer upon any Person not a party hereto any right, benefit or remedy of any nature whatsoever under or by reason hereof, except as otherwise provided herein.

     10.5 GOVERNING LAW. This Agreement, except to the extent that the NBCA or the DGCL is mandatorily applicable to the Merger or the rights of the InTouch Shareholders or the other parties hereto with respect to the Merger, shall be governed in all respects by the laws of the State of Georgia (without giving effect to the provisions thereof relating to conflicts of law).

     10.6 HEADINGS. The descriptive headings herein are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation hereof.

     10.7 COUNTERPARTS. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which taken together shall constitute a single agreement.

     10.8 SEVERABILITY. If any term or other provision hereof is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions hereof shall nevertheless remain in full force and effect so long as the economics or legal substance of the transactions contemplated hereby are not affected in any manner materially adverse to any party. Upon determination that any term or other provision hereof is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible to the fullest extent permitted by applicable law in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.

     10.9 POST-CLOSING ACCESS. For a period of three years after the Closing Date, the InTouch Shareholders and their agents and representatives shall have reasonable access to the books and records of the InTouch Business.

     10.10 POST-CLOSING NOTICE. To the extent the Surviving Corporation receives written notice of any event or circumstance that materially affects any of the InTouch Shareholders, the Surviving Corporation shall promptly notify the affected InTouch Shareholder of such matter, information, or event and shall provide them with copies of all relevant documentation or correspondence in connection thereto.

     10.11 CERTAIN DEFINITIONS.  As used herein:

           (a) the term "Permitted Liens" shall mean (a) Liens for taxes, assessments or other governmental charges or levies not yet due; (b) statutory Liens of landlords and Liens of carriers, warehousemen, mechanics, materialmen and other Liens imposed by law created in the ordinary course of business for amounts not yet due; (c) Liens (other than any Lien imposed by ERISA) incurred or deposits made in the ordinary course of business in connection with worker's compensation, unemployment insurance or other types of social security; (d) minor defects of title, easements, rights-of-way, restrictions and other similar charges or encumbrances not materially detracting from the value of the InTouch Real Property or interfering with the ordinary conduct of any of the InTouch Business; and (e) those Liens listed on Schedule 10.11;
                                        --------------

           (b) any representation or warranty stated to be made "to the knowledge" of a party shall refer to such party's actual knowledge following reasonable inquiry as to the matter in question, provided that any representation or warranty stated to be made "to the knowledge of InTouch" shall refer solely to the actual knowledge, following reasonable inquiry as to the matter in question, of any of the InTouch Shareholders; and

           (c) the term "Subsidiary" or "Subsidiaries" means any Entity of which Parent (either alone or through or together with any other Subsidiary) owns, directly or indirectly, stock or other equity interests the holders of which are entitled to more than 50% of the vote for the election of the board of directors or other governing body of such Entity (including, without limitation, Sub); provided, however, that with respect to the Parent, the terms "Subsidiary" and "Subsidiaries" shall not include InTouch or University Netcasting, Inc.

     10.12 CONFIDENTIALITY.

           (a) Parent agrees that, prior to the Effective Time, it and its agents and representatives shall not use for its or their own benefit, except in connection with the transactions contemplated herein and the investigation and review of InTouch, the InTouch Business and the InTouch Shareholders, and will hold in strict confidence and not disclose (except when required by law, rule, regulation or court order), (i) any data or information relating to InTouch, its affiliates, or the InTouch Business obtained from InTouch or its directors, officers, employees, agents or representatives in connection herewith, or (ii) any data or information relating to the business, customers, financial statements or operations of the InTouch Business which is confidential in nature and not generally known to the public (clauses (i) and (ii) together, "InTouch's Information"). If the transactions contemplated herein are not consummated for any reason, then Parent shall return to InTouch all data, information and any other written material obtained by Parent from InTouch in connection herewith, and any copies, summaries or extracts thereof, and shall refrain from disclosing any of InTouch's Information to any third party or using any of InTouch's Information for its own benefit or that of any other Person.

           (b) InTouch and the InTouch Shareholders agree that they and their agents and representatives shall not use for their own benefit, except in connection with investigation and review of Parent in connection herewith), and shall hold in strict confidence and not disclose (except when required by law, rule, regulation or court order), (i) any data or information relating to Parent, Sub, their subsidiaries or affiliates, obtained from any of them or any of their directors, officers, employees, agents or representatives in connection herewith, or (ii) any data or information relating to the business, customers, financial statements, securities or operations of Parent which is confidential in nature and not generally known to the public (clauses (i) and (ii) together, "Parent's Information"). If the transactions contemplated herein are not consummated for any reason, then InTouch and the InTouch Shareholders shall return to Parent all data, information and any other written material obtained by or on behalf of InTouch or any of the InTouch Shareholders in connection herewith, and any copies, summaries or extracts thereof, and shall refrain from disclosing any of Parent's Information to any third party or using any of Parent's Information for their own benefit or that of any other Person.

                     - SIGNATURES ON THE FOLLOWING PAGE -

     IN WITNESS WHEREOF, Parent, Sub and InTouch have caused this Agreement to be signed and delivered by their respective officers thereunder duly authorized, and each InTouch Shareholder has signed and delivered this Agreement, all as of the date first written above.


                    "INTOUCH"

                    INTOUCH INTERACTIVE, INC., a North Carolina corporation


                    By: /s/ William A. Lackey
                        -----------------------------
                    Title: President
                           --------------------------

                    "PARENT"

                    IXL HOLDINGS, INC., a Delaware corporation


                    By: /s/ James V. Sandry
                        -----------------------------
                    Title: Executive Vice President
                           --------------------------

                    "SUB"

                    iXL - CHARLOTTE, INC., A DELAWARE CORPORATION


                    BY: /s/ James V. Sandry
                        -----------------------------
                    TITLE: Executive Vice President
                           --------------------------




                 - SIGNATURES CONTINUE ON THE FOLLOWING PAGE -

                     "INTOUCH SHAREHOLDERS"

                     /s/ William A. Lackey
                     ---------------------------------
                     William A. Lackey

                     Address:  InTouch Interactive, Inc.
                               700 East Blvd., Ste. 4
                               Charlotte, NC 28203-5156

                    /s/ William M. Lackey
                    ----------------------------------
                    William M. Lackey

                    Address:  InTouch Interactive, Inc.
                              700 East Blvd., Ste. 4
                              Charlotte, NC 28203-5156


                    /s/ Steven P. Amedio
                    ----------------------------------
                    Steven P. Amedio

                    Address:  InTouch Interactive, Inc.
                              700 East Blvd., Ste. 4
                              Charlotte, NC 28203-5156

                                   EXHIBITS
                                   --------


Parent's Closing Certificate....................................  Exhibit A-1

Sub's Closing Certificate.......................................  Exhibit A-2

Agreement to Be Bound to the Registration Rights Agreement......  Exhibit B

Option Agreement................................................  Exhibit C

Legal Opinion of Parent and Sub.................................  Exhibit D

InTouch Closing Certificate.....................................  Exhibit E

Agreement to be Bound to the Stockholders' Agreement............  Exhibit F

Legal Opinion of InTouch........................................  Exhibit G

Purchaser Representative Questionnaire and Acknowledgement......  Exhibit H

                                SCHEDULE 3.1(B)
                                ---------------

                             MERGER CONSIDERATION
                         (See attached Schedule 3.1(B)


                                 SCHEDULE 4.1
                                 ------------

                        ARTICLES AND BYLAWS OF INTOUCH


                                SCHEDULE 4.3(A)
                                ---------------

                           CAPITALIZATION OF INTOUCH


                                SCHEDULE 4.3(B)
                                ---------------

                           LIENS ON STOCK OF INTOUCH


                                 SCHEDULE 4.5
                                 ------------

                         Conflicts/Consents of InTouch


                                 SCHEDULE 4.6
                                 ------------

           EXCEPTIONS TO ACCURACY OF FINANCIAL STATEMENTS OF INTOUCH


                                 SCHEDULE 4.7
                                 ------------

                  EXCEPTIONS TO ABSENCE OF CHANGES OF INTOUCH

                                SCHEDULE 3.1(b)
                                ---------------

                       MICRO SHAREHOLDERS RECEIVING CASH

        Micro Shareholders              IXL Shares                  Cash
     ------------------------     ----------------------    --------------------
     Alfred Ricciardi                       0               $   79,968.00
     Alice Baum                             0               $  104,522.00
     Ann McLaughlin                         0               $   19,992.00
     Lynn Shostack                          0               $   99,960.00
     Scott F. Smith                         0               $   49,980.00
                                                            -------------
                 total:                                     $  354,422.00

                                 SCHEDULE 4.8
                                 ------------

                      UNDISCLOSED LIABILITIES OF INTOUCH


                                 SCHEDULE 4.9
                                 ------------

                               LIENS OF INTOUCH


                                 SCHEDULE 4.10
                                 -------------

                     TANGIBLE PERSONAL PROPERTY OF INTOUCH


                                 SCHEDULE 4.12
                                 -------------

                       LIENS ON REAL PROPERTY OF INTOUCH


                                 SCHEDULE 4.13
                                 -------------

                               LEASES OF INTOUCH


                                 SCHEDULE 4.14
                                 -------------

                             CONTRACTS OF INTOUCH

                                 SCHEDULE 4.15
                                 -------------

                       DIRECTORS AND OFFICERS OF INTOUCH


                                 SCHEDULE 4.16
                                 -------------

                              PAYROLL OF INTOUCH


                                 SCHEDULE 4.17
                                 -------------

                             LITIGATION OF INTOUCH


                                 SCHEDULE 4.18
                                 -------------

               EMPLOYEE BENEFIT PLANS/LABOR RELATIONS OF INTOUCH


                                 SCHEDULE 4.19
                                 -------------

                               ERISA OF INTOUCH


                                 SCHEDULE 4.21
                                 -------------

                              PERMITS OF INTOUCH


                                 SCHEDULE 4.23
                                 -------------

                              BROKERS OF INTOUCH

                                 SCHEDULE 4.25
                                 -------------

           INTEREST IN CUSTOMERS, SUPPLIERS & COMPETITORS OF INTOUCH


                                 SCHEDULE 4.28
                                 -------------

                         INSURANCE POLICIES OF INTOUCH


                               SCHEDULE 4.31(B)
                               ----------------

                        ACCREDITED INVESTORS OF INTOUCH


                               SCHEDULE 4.31(C)
                               ----------------

                       NON-ACCREDITED INVESTORS OF INTOUCH


                                 SCHEDULE 5.1
                                 ------------

           CERTIFICATE OF INCORPORATION AND BYLAWS OF PARENT AND SUB


                                 SCHEDULE 5.3
                                 ------------

          CONFLICTS, REQUIRED FILINGS AND CONSENTS OF PARENT AND SUB


                                 SCHEDULE 5.4
                                 ------------

                               PARENT LITIGATION

                                 SCHEDULE 5.5
                                 ------------

                            PARENT AND SUB BROKERS


                                 SCHEDULE 5.6
                                 ------------

                           CAPITALIZATION OF PARENT


                                 SCHEDULE 5.7
                                 ------------

                            SUBSIDIARIES OF PARENT


                                 SCHEDULE 5.9
                                 ------------

                        PARENT UNDISCLOSED LIABILITIES


                                 SCHEDULE 5.13
                                 -------------

                   EXCEPTIONS TO ABSENCE OF CHANGES OF PARENT


                                 SCHEDULE 6.6
                                 ------------

                          PARENT OPTIONS' RECIPIENTS


                                SCHEDULE 7.1(C)
                                ---------------

                                PARENT CONSENTS

                                SCHEDULE 7.2(D)
                                ---------------

                               INTOUCH CONSENTS


                                SCHEDULE 10.11
                                --------------

                          PERMITTED LIENS OF INTOUCH